Exhibit 10.1
STEELCASE INC.
EXECUTIVE SEVERANCE PLAN
          The Company hereby adopts, as of the Effective Date, the Steelcase Inc. Executive Severance Plan for the benefit of certain employees of the Company and its Affiliates, on the terms and conditions stated herein. All capitalized terms used herein are defined in Section 1 hereof. The Plan, as set forth herein, is intended to help retain qualified employees, maintain a stable work environment and provide economic security to certain employees of the Company and its Affiliates in the event of certain terminations of employment, including terminations following a Change in Control. The Plan is intended to constitute a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of ERISA.
SECTION 1. DEFINITIONS. As used herein:
          SECTION 1.1 “Act” shall mean the Securities Exchange Act of 1934, as amended.
          SECTION 1.2 “Affiliate” shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations of the Act.
          SECTION 1.3 “Auditor” means the Company’s independent registered public accounting firm immediately prior to the Change in Control.
          SECTION 1.4 “Base Salary” means the annual base salary or wages (excluding bonuses, commissions, premium pay, and similar compensation) immediately prior to the Severance Date (without regard to any reduction therein which constitutes Good Reason, if applicable).
          SECTION 1.5 “Beneficial Owner” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the General Rules and Regulations of the Act.
          SECTION 1.6 “Board” means the Board of Directors of the Company, or any successor thereto.
          SECTION 1.7 “Cause” means (i) the willful and continued failure of the Eligible Employee to perform substantially the Eligible Employee’s duties with the Company or the Affiliate then employing the Eligible Employee (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Eligible Employee by the Company or the Affiliate that specifically identifies the alleged manner in which the Eligible Employee has not substantially performed the Eligible Employee’s duties, or (ii) the willful engaging by the Eligible Employee in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. For purposes of this provision, no act or failure to act, on the part of the Eligible Employee, shall be considered “willful”

unless it is done, or omitted to be done, by the Eligible Employee in bad faith or without reasonable belief that the Eligible Employee’s action or omission was in the best interests of the Company or the Affiliate then employing the Eligible Employee.
          SECTION 1.8 “Change in Control” of the Company shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(a)	any Person (other than any Initial Holder or Permitted Transferee) (i) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below, and (ii) the combined voting power of the securities of the Company that are Beneficially Owned by such Person exceeds the combined voting power of the securities of the Company that are Beneficially Owned by all Initial Holders and Permitted Transferees at the time of such acquisition by such Person or at any time thereafter; or

(b)	the following individuals cease for any reason to constitute a majority of the number of Directors then serving: individuals who, on the date hereof, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(c)	there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with or involving any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereto), at least fifty-five percent (55%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Initial Holder or

Permitted Transferee) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or

(d)	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty-five percent (55%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
However, in no event shall a Change in Control be deemed to have occurred, with respect to an Eligible Employee, if the Eligible Employee is part of a purchasing group which consummates the Change in Control transaction. An Eligible Employee shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Eligible Employee is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (ii) ownership of equity participant in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing Directors).
Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership, directly or indirectly, in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
          SECTION 1.9 “CIC LT Bonus” shall be the amount equal to the Eligible Employee’s bonus at target under the long-term component of the MIP (or any successor plan thereto) with respect to the Company’s performance during the fiscal year in which the Severance Date occurs, pro-rated for the period of the Eligible Employee’s employment with the Company or an Affiliate during the fiscal year in which the Severance Date occurs; provided, that the CIC LT Bonus will be reduced by an amount relating to the bonus that has already been paid for the fiscal year in which the Severance Date occurs under the long-term component of the MIP, or any successor plan thereto.

          SECTION 1.10 “CIC Pro Rata Bonus” shall be the amount equal to the Eligible Employee’s Target Bonus, pro-rated for the period of the Eligible Employee’s employment with the Company or an Affiliate during the fiscal year in which the Severance Date occurs; provided, that the CIC Pro Rata Bonus will be reduced by an amount relating to the bonus that has already been paid for the fiscal year in which the Severance Date occurs under the annual component of the MIP, or any successor plan thereto.
          SECTION 1.11 “CIC SERP Benefit” means the present value of a Severed Employee’s benefit determined under the terms of the SERP, as if the Severed Employee had met the conditions for Normal Retirement (as such term is defined in the SERP) or Early Retirement (as such term is defined in the SERP), with the following modifications:
(a) the Severed Employee’s “Vested Percentage” (as such term is used in Section 5 of the SERP) shall be 100%;
(b) such benefit, as modified by clause (a) above, multiplied by the following fraction:
(1) the numerator of which is the Severed Employee’s sum of age and years of service (as determined for purposes of the Steelcase Inc. Retirement Plan and hereinafter referred to as “Points”) at the Severance Date after adjustment under clause (c) below; and
(2) the denominator of which is the lesser of (A) 80 or (B) the number of Points the Severed Employee would have accumulated by continuing in the employment of the Company to age 65.
Notwithstanding subclauses (1) and (2) above, the fraction will be set to 1 for any Severed Employee who has either attained age 65 or accumulated 80 Points as of the Severance Date (inclusive of the adjustment in clause (c) below);
(c) the calculation of the Severed Employees’ Points shall be adjusted by adding six (6) Points to the total Points as of the Severance Date of a Level 1 Employee and by adding four (4) Points as of the Severance Date of a Level 2 Employee;
and assuming no pre-retirement mortality and using an interest rate equal to the pre-Change in Control financial accounting discount rate (Financial Accounting Standard No 87, and its successors) for the SERP effective for the fiscal year in which the Change in Control occurs and such discount rate shall be based on the cash-flow matching model utilizing the Citigroup Above Median Pension Curve.
          SECTION 1.12 “CIC Severance” means the termination of an Eligible Employee’s employment with the Company or an Affiliate on or within two years following the date of a Change in Control (i) by the Company or an Affiliate other than for Cause or (ii) by the Eligible Employee for Good Reason. Notwithstanding the foregoing, an Eligible Employee will not be considered to have incurred a CIC Severance if his employment is discontinued by reason of the Eligible Employee’s death or a physical or mental condition causing such Eligible Employee’s inability to substantially perform his duties with the Company or the Affiliate then employing the Eligible Employee, if such condition entitles him to benefits under any long-term disability income policy or program of the Company or an Affiliate.
          SECTION 1.13 “CIC Severance Multiplier” means (i) with respect to each Level 1 Employee, 3 and (ii) with respect to each Level 2 Employee, 2.
          SECTION 1.14 “CIC Severance Pay” means the payment determined pursuant to Section 2.2 hereof.
          SECTION 1.15 “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.
          SECTION 1.16 “Company” means Steelcase Inc. and (except for determining whether a Change in Control has occurred) any successors thereto.
          SECTION 1.17 “Compensation Committee” means the compensation committee of the Board, or any successor thereto.
          SECTION 1.18 “Director” means any individual who is a member of the Board.
          SECTION 1.19 “Effective Date” means March 1, 2007.
          SECTION 1.20 “Eligible Employee” means any Level 1 Employee or Level 2 Employee, as designated by the Plan Administrator from time to time.
          SECTION 1.21 “ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.
          SECTION 1.22 “Excise Tax” means any excise tax imposed under section 4999 of the Code.
          SECTION 1.23 “Good Reason” means the occurrence, on or after the date of a Change in Control and without the affected Eligible Employee’s written consent, of (i) a material reduction in the Eligible Employee’s Base Salary and annual bonus opportunity, (ii) a material adverse alteration in the nature or status of the Eligible Employee’s responsibilities, duties or title from those in effect immediately prior to the Change in Control, including without limitation, if the Eligible Employee was, immediately prior to the Change in Control, an executive officer of a public company, the Eligible Employee ceasing to be an executive officer of a public company, (iii) a relocation of the Eligible Employee’s principal place of employment to a location more than fifty (50) miles from the Eligible Employee’s principal place of employment immediately prior to the Change in Control or (iv) the failure of a successor to assume and agree to perform the obligations under this Plan.
          SECTION 1.24 “Gross-Up Payment” shall have the meaning set forth in Section 3.1.
          SECTION 1.25 “Initial Holder” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company.
          SECTION 1.26 “Key Employee” means any Eligible Employee described in section 409A(a)(2)(B)(i) of the Code.
          SECTION 1.27 “Level 1 Employee” shall mean the Chief Executive Officer of the Company and each individual designated by the Plan Administrator from time to time as a Level 1 Employee. The Plan Administrator has designated the individuals set forth in Attachment 1 hereto as Level 1 Employees.
          SECTION 1.28 “Level 2 Employee” shall mean each individual designated by the Plan Administrator from time to time as a Level 2 Employee. The Plan Administrator has designated the individuals set forth in Attachment 2 hereto as Level 2 Employees.
          SECTION 1.29 “LT Balance” shall mean the payout of the balance, if any, in the Severed Employee’s long-term incentive compensation account under the MIP (or any successor plan thereto) as of the Severance Date, after appropriate crediting or debiting for such period has occurred.
          SECTION 1.30 “MIP” shall mean the Steelcase Inc. Management Incentive Plan.
          SECTION 1.31 “Permitted Transferee” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company and include a Permitted Trustee solely in its capacity as a trustee of a Permitted Trust.
          SECTION 1.32 “Permitted Trust” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company.
          SECTION 1.33 “Permitted Trustee” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company.
          SECTION 1.34 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Act, as modified and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

          SECTION 1.35 “Plan” means the Steelcase Inc. Executive Severance Plan, as set forth herein, as it may be amended from time to time.
          SECTION 1.36 “Plan Administrator” means the Compensation Committee, or any successor thereto.
          SECTION 1.37 “Pro Rata Bonus” shall be the amount equal to the Eligible Employee’s Target Bonus, pro-rated for the period of the Eligible Employee’s employment with the Company or an Affiliate during the fiscal year in which the Severance Date occurs.
          SECTION 1.38 “Restricted Period” means twenty-four (24) months immediately following the Severance Date.
          SECTION 1.39 “SERP” means the Steelcase Inc. Executive Supplemental Retirement Plan, or any successor thereto.
          SECTION 1.40 “Severance” means the termination of an Eligible Employee’s employment prior to a Change in Control by the Company or an Affiliate other than for Cause. Notwithstanding the foregoing, an Eligible Employee will not be considered to have incurred a Severance if his employment is discontinued by reason of the Eligible Employee’s death or a physical or mental condition causing such Eligible Employee’s inability to substantially perform his duties with the Company or the Affiliate then employing the Eligible Employee, if such condition entitles him to benefits under any long-term disability income policy or program of the Company or an Affiliate.
          SECTION 1.41 “Severance Date” means the date on which an Eligible Employee incurs a Severance or CIC Severance.
          SECTION 1.42 “Severance Multiplier” means (i) with respect to each Level 1 Employee, 2 and (ii) with respect to each Level 2 Employee, 1.
          SECTION 1.43 “Severance Pay” means the payment determined pursuant to Section 2.1 hereof.
          SECTION 1.44 “Severed Employee” is an Eligible Employee (including any Key Employee) who incurs a Severance or CIC Severance.
          SECTION 1.45 “Target Bonus” means an Eligible Employee’s target annual bonus (excluding any bonuses relating to the long-term component under the MIP or any successor plan thereto) for the year in which the Severance or CIC Severance occurs.
          SECTION 1.46 “Tax Counsel” means tax counsel reasonably acceptable to the Eligible Employee and selected by the Auditor (which Tax Counsel may be the Company’s internal legal department).

          SECTION 1.47 “Total Payments” means any payment or benefit (other than the Gross-Up Payment) received in connection with a Change in Control or the termination of an Eligible Employee’s employment, whether pursuant to the terms of the Plan or any other plan, arrangement or agreement.
SECTION 2. SEVERANCE PAYMENTS AND BENEFITS.
          SECTION 2.1 (a) Upon a Severance, each Severed Employee shall be entitled, subject to Section 2.6 hereof, to receive a total amount equal to (i) Severance Pay in an amount equal to the applicable Severance Multiplier times the sum of the Base Salary and Target Bonus (the “Severance Pay”); (ii) the Pro Rata Bonus; and (iii) the LT Balance. Subject to any required delay in payment in accordance with Section 409A of the Code pursuant to Section 7.6 hereof, the Severance Pay, Pro Rata Bonus and the LT Balance shall be paid to an eligible Severed Employee in the following manner: (x) the Pro Rata Bonus, the LT Balance and 67% of the total amount of Severance Pay shall be paid as soon as practicable following the Severance Date, but in no event later than ten (10) business days immediately following the expiration of the revocation period, if any, applicable to such Severed Employee’s written release and (y) the remaining 33% of the Severance Pay shall be paid at the expiration of the Restricted Period.
          (b) If the Company’s financial results are materially restated, the Compensation Committee may review the circumstances surrounding the restatement and determine whether and which Eligible Employees of the Plan will be required to forfeit the right to receive any future payments described in Section 2.1(a) and/or repay any prior payments described in Section 2.1(a) determined by the Compensation Committee to have been inappropriately received by the Eligible Employee. If the Company’s financial results are restated due to fraud, any Eligible Employee who the Compensation Committee determines participated in or is responsible for the fraud causing the need for the restatement forfeits the right to receive any future payments described in Section 2.1(a) and will be required to repay any amounts described in Section 2.1(a) paid in excess of the amounts that would have been paid based on the restated financial results. Any repayments required under Section 2.1(b) must be made by the Eligible Employee within ten (10) days following written demand from the Company.
          SECTION 2.2 Upon a CIC Severance, each Severed Employee shall be entitled, subject to Section 2.6 hereof, to receive (i) CIC Severance Pay in an amount equal to the applicable CIC Severance Multiplier times the sum of the Base Salary and Target Bonus (the “CIC Severance Pay”); (ii) the CIC Pro Rata Bonus; (iii) the CIC LT Bonus; (iv) the LT Balance; and (v) the CIC SERP Benefit. Subject to any required delay in payment in accordance with Section 409A of the Code pursuant to Section 7.6 hereof, the CIC Severance Pay, the CIC Pro Rata Bonus, the CIC LT Bonus, the LT Balance and the CIC SERP Benefit shall be paid to an eligible Severed Employee in a cash lump sum, as soon as practicable following the Severance Date, but in no event later than ten (10) business days immediately following the expiration of the revocation period, if any, applicable to such Severed Employee’s written release. For the avoidance of doubt, the CIC SERP Benefit shall be paid in lieu of payments that may otherwise become payable under the SERP.

          SECTION 2.3 Subject to any required delay in payment in accordance with Section 409A of the Code pursuant to Section 7.6 hereof, the Company shall pay, subject to Section 2.6 hereof, the Severed Employee in a cash lump sum, as soon as practicable following the Severance Date, but in no event later than ten (10) business days immediately following the expiration of the revocation period, if any, applicable to such Severed Employee’s written release, a lump sum amount equal to eighteen (18) multiplied by the monthly premium such Severed Employee would be charged in order to continue his (and his beneficiaries’) health plan coverage as in effect immediately prior to Severance Date under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended.
          SECTION 2.4 Each Severed Employee shall be entitled, subject to Section 2.6 hereof, to receive outplacement assistance through a company selected at the sole discretion of the Company. The Company shall pay for outplacement services up to a period of eighteen (18) months (or a longer period if extended in writing by the Company) if the Severed Employee commences assistance within sixty (60) days of the Severance Date.
          SECTION 2.5 Notwithstanding anything in the Plan to the contrary, Severed Employees shall be entitled to receive payments and benefits under the applicable compensation and benefit plans of the Company and its Affiliates to the extent set forth in such plans, including any amounts earned but not yet paid through the Severance Date.
          SECTION 2.6 Notwithstanding anything in the Plan to the contrary, the receipt by a Severed Employee of payments and benefits under Section 2 of the Plan shall be conditioned on the execution (and non-revocation) by the Severed Employee of a written release substantially in the form attached as Exhibit A hereto and complies with the restrictive covenants set forth in Section 5 hereof. In addition, as a condition to the receipt of benefits or payments hereunder, each Severed Employee shall be required, upon the Company’s reasonable request, to cooperate with the Company for a period of 30 days following Severance Date with respect to transitioning the Severed Employee’s duties, provided that such services shall be provided at such time and place as may be selected by the Severed Employee and in a manner that does not interfere with the Severed Employee’s subsequent employment or other business endeavors.
SECTION 3. EXCISE TAXES.
          SECTION 3.1 In the event that any portion of the Total Payments will be subject to the Excise Tax, the Company shall pay to the Eligible Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Eligible Employee, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments. The Gross-Up Payment shall be paid to the Eligible Employee as soon as reasonably practicable.

          SECTION 3.2 For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of Tax Counsel, such payments or benefits (in whole or in part) do not constitute parachute payments, (ii) all “excess parachute payments” within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the “base amount” within the meaning of Section 280G(b)(3) of the Code allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Eligible Employee shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Eligible Employee’s residence on the Severance Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
          SECTION 3.3 In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Eligible Employee shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Eligible Employee), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Eligible Employee ‘s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Eligible Employee with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Eligible Employee and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.
          SECTION 3.4 Notwithstanding anything in this Section 3 to the contrary, the Plan Administrator shall make such arrangements as it shall deem equitable and appropriate in the event of an Eligible Employee who is not a United States taxpayer in the event of the imposition of the Excise Tax or similar tax on such employee.
SECTION 4. PLAN ADMINISTRATION.
          SECTION 4.1 The Plan shall be interpreted, administered and operated by the Plan Administrator, who shall have complete authority, in its sole discretion subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to approve Eligible Employees who have been recommended by the management of the Company and to make all other determinations necessary or advisable for the administration of the Plan. Notwithstanding the foregoing, the Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate; provided, however, the approval of Eligible Employees shall not be delegated and shall remain in the sole authority of the Plan Administrator.
          SECTION 4.2 (a) Prior to a Change in Control, in the event of a claim by an Eligible Employee as to the amount or timing of any payment or benefit for a Severance, a Level 1 Employee shall present the reasons for his claim in writing to the Plan Administrator and a Level 2 Employee shall present the reason for his claim in writing to the Chief Executive Officer of the Company. Upon a Change in Control, in the event of a claim by an Eligible Employee as to the amount or timing of any payment or benefit for a Severance, a Level 1 Employee and a Level 2 Employee shall present the reasons for his claim in writing to the Plan Administrator.
          (b) In accordance with clause (a) above, either the Plan Administrator or the Chief Executive Officer shall, within sixty (60) days after receipt of such written claim, send a written notification to the Eligible Employee as to its disposition. In the event the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Eligible Employee to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Eligible Employee may appeal the denial of his claim. In the event an Eligible Employee wishes to appeal the denial of his claim, he may request a review of such denial by making application in writing to such Plan Administrator or Chief Executive Officer, as applicable, within sixty (60) days after receipt of such denial. Such Eligible Employee (or his duly authorized legal representative) may, upon written request to the Plan Administrator or the Chief Executive Officer, as applicable, review any documents pertinent to his claim, and submit in writing issues and comments in support of his position. Within sixty (60) days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than one hundred twenty (120) days after such receipt), such Plan Administrator or Chief Executive Officer, as applicable, shall notify the Eligible Employee of the final decision. The final decision (subject to Section 7.3) shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.
          SECTION 4.3 The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel (which may be the Company’s internal legal department) and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.
SECTION 5. RESTRICTIVE COVENANTS
          SECTION 5.1 During and after the period of an Eligible Employee’s employment, the Eligible Employee may not, without authorization from the Company, divulge, disclose or otherwise communicate to any person or company any information of a confidential nature pertaining to specific details of the business, functions or operations of the Company or any Affiliate, except pursuant to the order of a court of competent jurisdiction. Upon termination of an Eligible Employee’s employment with the Company or any Affiliate for any reason, the Eligible Employee will promptly return to the Company all books and records of or pertaining to the business of the Company or its Affiliate, and all other property belonging to the Company and the Affiliate which is in the Eligible Employee’s custody or possession.
          SECTION 5.2 (a) In consideration of the payments under this Agreement, the Eligible Employee covenants and agrees that for the Restricted Period, he or she shall not directly or indirectly, whether as an employee, employer, officer, director, owner, partner, member, investor, shareholder, independent contractor, consultant, agent, representative, volunteer or in any other capacity perform professional or technical services or solicit business on behalf of himself or herself, or any other person, entity or business in competition with any line of business in which the Company and its Affiliates have or have been engaged and any line of business in which the Company or any of its Affiliates may be engaged in the future which is reasonably related to the current operations. “Line of business” shall be defined to include all product and service lines of business, and specifically any and all products and product concepts (whether or not commercialized or reduced to practice) that the Company and its Affiliates have conceived, considered, researched, developed, marketed or produced before or during the tenure of the Eligible Employee’s employment with the Company.
          (b) During the Restricted Period the Eligible Employee also agrees, in any of the capacities defined above in (a), not to directly or indirectly (i) divert or attempt to divert any business from the Company or any of its Affiliates or any entity distributing Company products (a “Distributor”), solicit any current or past customer of the Company, any of its Affiliates or any Distributor, or attempt to influence any customer of the Company, any of its Affiliates or any Distributor; or (ii) hire, solicit, contact or attempt to hire or solicit any employee or representative of the Company or any of its Affiliates for the purpose of inducing that person to end his/her employment or business relationship with the Company or any of its Affiliates whether to enter into an employment or other business relationship with any other entity, or for any other purpose.
          (c) If the Eligible Employee breaches or attempts to breach this covenant not to compete, the Company shall be entitled to an immediate injunction or restraining order, in addition to all other remedies available under law or equity, from a court of competent jurisdiction enforcing the terms of this Section 5.2, and, if the Company is successful in enforcing the terms of this Section 5.2, the Eligible Employee shall be liable to the Company for all reasonable attorney’s fees, costs and expenses incurred by the Company in enforcing this Section 5.2.
          (d) If any court of competent jurisdiction shall at any time deem the Restricted Period too lengthy or the scope of the covenants too broad, the restrictive time period shall be deemed to be the longest period permissible by law, and the scope shall be deemed to comprise the largest scope permissible by law under the circumstances.
          (e) In the event that the Eligible Employee violates his or her obligations under this Section 5.2, he or she shall forfeit the right to receive any additional payments under this Agreement. The Eligible Employee acknowledges and agrees that any such forfeiture shall in no way impair the validity and enforceability of the provisions of this Section 5.2.
          SECTION 5.3 The restrictive covenants set forth in this Section 5 shall be in addition to any restrictive covenants set forth in an employment or other agreement between the Company or its Affiliates and the Eligible Employee.
SECTION 6. PLAN MODIFICATION OR TERMINATION.
          The Plan may be amended or terminated by the Plan Administrator at any time; provided, however, that except as required by law, the Plan may not be amended or terminated within six (6) months prior to a Change in Control and two (2) years immediately following a Change in Control in a manner that would adversely affect the rights of Eligible Employees under the Plan without the express written consent of each Eligible Employee so affected. Following an Eligible Employee’s Severance or CIC Severance, no Plan termination or amendment shall adversely affect the rights of such Severed Employee under the Plan, without such Severed Employee’s written consent.
SECTION 7. GENERAL PROVISIONS.
          SECTION 7.1 Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be subject to, any obligation or liability of such

Eligible Employee. When a payment is due under the Plan to an Eligible Employee who is unable to care for his affairs, payment may be made directly to his legal guardian or personal representative.
          SECTION 7.2 If the Company or an Affiliate is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company or an Affiliate is obligated by law to provide advance notice of separation, then any Severance Pay or CIC Severance Pay paid to a Severed Employee hereunder shall be reduced (but not below zero) by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any salary or wages received by the Severed Employee after the Company or an Affiliate provided notice of separation according to Section 7.4 hereof. To the extent that the Company or its Affiliates have an obligation to provide benefits following termination of employment, such benefits shall not be provided hereunder to the extent that to do so would result in duplication of such benefits. Except as specifically set forth in the preceding sentence, amounts payable hereunder shall not be subject to mitigation or offset.
          SECTION 7.3 (a) Upon a Severance, determinations of the Plan Administrator shall be final and binding.
          (b) Upon a Change in Control, the provisions of the Plan (including Section 4.2) shall not be construed as prohibiting an Eligible Employee from commencing an action, suit or proceeding in any court of competent jurisdiction with respect to such Eligible Employee’s rights under the Plan. Except as provided in Section 5.2(c), if the Company and the Eligible Employee become involved in any such action, suit or proceeding, the Company shall reimburse the Eligible Employee for all reasonable expenses (including reasonable attorney’s fees) incurred by the Eligible Employee in connection with such action, suit or proceeding provided that the Eligible Employee does not commence such action, suit or proceeding in bad faith. Such costs shall be paid to such Eligible Employee promptly upon presentation of expense statements or other supporting information evidencing the incurrence of such expenses. Determinations of the Plan Administrator shall not be entitled to deference in the event of any action or proceeding described in this Section 7.3(b) regarding the Plan.
          SECTION 7.4 All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile or telex, (c) one day after timely delivery to an overnight delivery courier, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The address for the Company shall be as follows: Chief Legal Officer, Executive Severance Plan, Steelcase Inc., 901 44th Street SE, Grand Rapids, Michigan 49508. The address for each Eligible Employee shall be the address on file with the Company.
          SECTION 7.5 Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company or an Affiliate, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.
          SECTION 7.6 The Company shall be entitled to withhold from amounts to be paid to an Eligible Employee hereunder any federal, state or local withholding or other taxes which it is from time to time required by law to withhold. Notwithstanding any provision to the contrary herein, the payment of any amounts payable hereunder to a Key Employee shall be delayed until the earliest date upon which such payment may be made without resulting in the imposition of an additional tax or penalty under Section 409A of the Code; provided, however that such delay shall only apply to the extent the Company reasonably determines (upon the advice of counsel) that such delay is required under Section 409A of the Code. Furthermore, with respect to payments of the LT Balance and the CIC SERP Benefit in accordance with Sections 2.1 or 2.2 of the Plan, in the event such payment would be made during 2007, such payment shall instead be made on January 2, 2008.
          SECTION 7.7 If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions herein, and the Plan shall be construed and enforced as if such provisions had not been included.
          SECTION 7.8 The Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Company.
          SECTION 7.9 The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan. Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and, whenever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply.
          SECTION 7.10 (a) The Plan shall not be funded. Any amounts payable under the Plan shall be paid out of the general assets of the Company and each Eligible Employee and their beneficiaries shall be deemed to be a general unsecured creditor of the Company. No Eligible Employee shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under the Plan.
          (b) The Company may create a grantor trust to pay its obligations hereunder (a so-called rabbi trust), the assets of which shall be treated, for all purposes, as the assets of the Company, provided however, that the Company shall not create a rabbi trust if such funding would have adverse tax consequences under Code Section 409A. The terms of the trust will generally conform to the terms of the model trust described Revenue Procedure 92-64.

          (c) In all events, it is the intent of the Company that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.
          SECTION 7.11 The Plan shall be construed and enforced according to the laws of the State of Michigan without reference to its choice of law rules. In the event of dispute or controversy arising under or in connection with this Plan that has not been resolved pursuant to Section 4.2 of the Plan, the Eligible Employee irrevocably agrees to submit to the jurisdiction and venue of the courts of the State of Michigan either in state court of the county of Kent or in the federal court of the Western District of Michigan.
     IN WITNESS OF WHICH, the Company executes the Plan.

STEELCASE INC.
Dated: February 9, 2007	By:	/s/ Nancy W. Hickey
Nancy W. Hickey
	Its:	Sr. Vice President & Chief Administrative Officer

Exhibit A
RELEASE
          (a)                                          (“Employee”) for and in consideration of the payments and benefits provided pursuant to the Steelcase Inc. Executive Severance Plan (the “Plan”) maintained by Steelcase Inc. (the “Company”), on behalf of Employee and Employee’s heirs, executors, administrators, successors and assigns, voluntarily, knowingly and willingly releases and discharges the Company and its parents, subsidiaries and affiliates (collectively, the “Company Group”), together with their respective present and former partners, officers, directors, employees and agents, and each of their predecessors, heirs, executors, administrators, successors and assigns, and any and all employee pension or welfare benefit plans of the Company, including current and former trustees and administrators of these plans (collectively, the “Company Releasees”) from any and all charges, complaints, claims, promises, agreements, controversies, causes of action, demands, damages and liabilities (“Claims”) of any nature whatsoever, known or unknown, suspected or unsuspected, which against the Company Releasees, jointly or severally, Employee or Employee’s heirs, executors, administrators, successors or assigns ever had or now have by reason of any matter, cause or thing whatsoever arising from the Employee’s employment relationship with the Company (the “Release”). This Release includes any Claims arising out of or relating in any way to Employee’s employment relationship with the Company, or the termination thereof, any Claims arising under any statute or regulation, including but not limited to the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and the Employee Retirement Income Security Act of 1974 each as amended, or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between any Company Releasee and Employee. Employee shall not be entitled to any recovery, in any action or proceeding that may be commenced on Employee’s behalf in any way arising out of or relating to the matters released under this Release. Notwithstanding the foregoing, nothing herein shall release any Company Releasee from any Claim based on (i) Employee’s rights under the Plan or any other plan or agreement with the Company (including, but not limited to, any stock option agreements), (ii) any right or claim that arises after the date Employee executes this Release, (iii) Employee’s eligibility for indemnification in accordance with applicable laws or the certificate of incorporation or by-laws of the Company (or any affiliate or subsidiary) or any applicable insurance policy, with respect to any liability Employee incurs or incurred as a director, officer or employee of the Company or any affiliate or subsidiary (including as a trustee, director or officer of any employee benefit plan) or (iv) any rights Employee may have to vested benefits under any employee benefit plan or program.
          (b) Employee has been advised to consult with an attorney of Employee’s choice prior to signing this Release, has done so and enters into this Release freely and voluntarily.

          (c) Employee has had at least twenty-one (21) calendar days to consider the terms of this Release. Once Employee has signed this Release, Employee has seven (7) additional days to revoke Employee’s consent and may do so by writing to the Company in accordance with Section 7.4 of the Plan. Employee’s Release shall not be effective, and no payments or benefits shall be due under the Plan, until the eighth day after Employee has executed this Release and returned it to the Company, assuming that Employee has not revoked Employee’s consent to this Release during such time (the “Revocation Date”).
          (e) In the event that any one or more of the provisions of this Release shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder thereof shall not in any way be affected or impaired thereby.
          (f) This Release shall be governed by the law of the State of Michigan without reference to its choice of law rules.
          (g) This Release sets forth the entire understanding and agreement of the parties hereto regarding the subject matter of this Release. This Release supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Release.
Signed as of this ___ day of                     .

Employee

Attachment 1
Level 1 Employees

Attachment 2
Level 2 Employees